Glowpoint and SharedLabs Execute Definitive Merger Agreement
DENVER, CO and JACKSONVILLE, FL - December 21, 2018 - Glowpoint, Inc. (NYSE American: GLOW) (“Glowpoint”), a managed service provider of video collaboration and network applications, and SharedLabs, Inc. (“SharedLabs”), a privately held software and technology services company located in Jacksonville, Florida, today announced that they have entered into a definitive merger agreement (the “Merger Agreement”) for the merger of Glowpoint and SharedLabs in an all-stock transaction. Pursuant to the Merger Agreement, SharedLabs will merge with and into a direct wholly-owned subsidiary of Glowpoint, with SharedLabs surviving the merger as a wholly-owned subsidiary of Glowpoint. In consideration therefor, subject to the terms and conditions set forth in the Merger Agreement, Glowpoint will issue an aggregate of 112,802,326 shares of Glowpoint common stock, subject to certain adjustment factors included in the Merger Agreement and described below. The shares of Glowpoint common stock to be issued in the transaction will be registered with the Securities and Exchange Commission (the “SEC”) pursuant to a Registration Statement on Form S-4 expected to be filed with the SEC by Glowpoint in the first quarter of 2019. The transaction was unanimously approved by the Board of Directors of each of Glowpoint and SharedLabs. Upon completion of the proposed merger, the name of the merged company is anticipated to be “Glowpoint, Inc.” and the company is expected to continue to trade on the NYSE American under the ticker symbol “GLOW.” The combined company will maintain its headquarters in Jacksonville, Florida. Jason Cory, the current CEO of SharedLabs, will be the CEO of the combined company.
The business combination of Glowpoint and SharedLabs, which on a combined basis generated total unaudited revenue of approximately $86 million for the twelve month period ending September 30, 2018, will combine two highly capable businesses with strong growth opportunities, and is expected to create a business model with increasing recurring revenue, a diversified customer base, and significant global reach; and is expected to result in the creation of a powerful software and technology services provider with comprehensive products and capabilities spanning managed, outsourced, and cloud services offerings.
“We are extremely excited about the proposed transaction with SharedLabs and the transformative opportunities the combination creates for us. SharedLabs has a strong brand, management and board along with an attractive market. We believe the combination will enhance the business and efficiency opportunities for both companies, and provides a structure for future expansion, organically or by opportunistic acquisitions of complementary assets in attractive markets, and the opportunity for enhanced shareholder value for the combined institution,” said Pete Holst, president and chief executive officer of Glowpoint.
“When we first announced the possibility of this transaction, we were bullish on the combined companies’ capabilities, and after deep due diligence and seeing what is really under the hood, we are even more excited to complete this transaction. This really is a case of two world class technology companies, which when combined, will become a global leader in digital transformation and enablement, with substantial opportunities to capitalize on the rapid evolution of digital technologies,” said Jason Cory, chief executive officer of SharedLabs. “Our differentiated solutions in software and applications, web and digital, cloud, IoT, security, data and analytics combined, coupled with the highly scalable services platform Glowpoint offers, will provide an incredible opportunity for the combined company to extend capabilities into new and high-growth emerging markets. Along with the combined teams’ talented people, and our relentless focus on execution, the new Glowpoint will have unparalleled opportunities for scale, a comprehensive suite of solutions, and the worldwide reach to make us the technology industry’s global partner of choice. I am excited about leading the new Glowpoint as its president and chief executive officer upon the closing of this transaction.”
About the Proposed Merger
Under the terms of the Merger Agreement, Glowpoint will issue an aggregate of 112,802,326 shares of Glowpoint common stock in exchange for 100% of the equity securities of SharedLabs. The shares of Glowpoint common stock to be issued in the merger are subject to certain adjustment factors based upon the completion by SharedLabs of a private placement of equity securities for at least $5 million of net cash proceeds and on other terms set forth in the

Merger Agreement (the “SharedLabs Equity Financing”), the execution of one or more term sheets by SharedLabs with lending institutions for one or more credit facilities aggregating not less than $16 million in borrowing capacity subject to a maximum interest rate (the “SharedLabs Term Sheet”), the working capital of each of Glowpoint and SharedLabs at closing compared to certain agreed upon metrics and certain other aspects of SharedLabs’ balance sheet at closing compared to certain agreed upon metrics. Subject to these adjustment factors, upon consummation of the proposed merger, the stockholders of Glowpoint existing prior to the transaction would collectively own an approximately 34% interest in the combined company and the stockholders of SharedLabs existing prior to the transaction would collectively own an approximately 66% interest in the combined company.
Glowpoint and SharedLabs, subject to stockholder and required regulatory approvals, expect to finalize the merger in the spring of 2019. The closing will be subject to, among other closing conditions, the receipt of all required approvals of the stockholders of Glowpoint and SharedLabs and any required third-party consents and regulatory clearances, including receipt of required approvals from the NYSE American, the effectiveness of a Registration Statement on Form S-4 registering the shares of Glowpoint common stock to be issued in the merger, the completion of the SharedLabs Equity Financing, the execution by SharedLabs of the SharedLabs Term Sheet, the satisfaction and termination prior to closing of all contracts or other agreements to which SharedLabs is a party that provide a counterparty with redeemable or contingent common stock or a guaranteed return, the redemption of each share of issued and outstanding redeemable SharedLabs common stock, and other customary closing conditions. If SharedLabs fails to meet its obligations under either the debt or equity financing closing conditions, Glowpoint may elect to proceed to close the merger with a reduction in the shares of its common stock to be issued to SharedLabs’ stockholders in the transaction, on terms set forth in the Merger Agreement.
Pursuant to the merger agreement, Glowpoint’s board of directors will consist of seven members after the completion of the merger, of which one member may be appointed by the members of Glowpoint’s board existing prior to closing and the remaining members will be appointed by the members of SharedLabs’ board existing prior to closing.
The Merger Agreement includes a 45-day “go-shop” provision that allows Glowpoint and its advisors to actively solicit and negotiate with other potential acquirers to determine whether they are interested in making a proposal to acquire Glowpoint. Accordingly, Glowpoint will solicit competing acquisition proposals through February 3, 2019.
Advisors
Arnold & Porter is acting as legal advisor to Glowpoint and Holland & Knight LLP is acting as legal advisor to SharedLabs.
Additional Information and Where to Find It
Glowpoint will prepare and file with the SEC a Current Report on Form 8-K which will include as exhibits this press release and the Merger Agreement, as executed by Glowpoint and SharedLabs. The Form 8-K will contain important information about the proposed business combination and related matters.
This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval, nor shall there be any offer or sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. This communication relates to a proposed business combination between Glowpoint and SharedLabs.
In connection with the proposed transaction, Glowpoint intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Glowpoint that also constitutes a prospectus of Glowpoint. Glowpoint also plans to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise. Any definitive proxy statement/prospectus of Glowpoint will be mailed to stockholders of Glowpoint if and when available.

INVESTORS AND SECURITY HOLDERS OF GLOWPOINT AND SHAREDLABS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Glowpoint and SharedLabs, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Glowpoint will also be available free of charge on Glowpoint’s website at www.glowpoint.com.
Participants in the Solicitation
Glowpoint, SharedLabs and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the directors and executive officers of Glowpoint is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on April 23, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Glowpoint or SharedLabs using the sources indicated above.
About Glowpoint
Glowpoint, Inc. (NYSE American: GLOW) is a managed service provider of video collaboration and network applications. Glowpoint’s services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Glowpoint’s customers include Fortune 1000 companies, along with small and medium sized enterprises in a variety of industries. To learn more please visit www.glowpoint.com.
About SharedLabs
Headquartered in Jacksonville, Florida, SharedLabs is a software and technology services company providing a broad range of software, digital, cloud, and security services to both commercial and government clients which enable businesses to innovate and compete in today’s competitive marketplaces. A respected partner to many of the largest technology companies in the world, SharedLabs creates, supports, implements, and manages the software, infrastructure, and e-commerce systems which drive today’s digital world.
Forward Looking and Cautionary Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Glowpoint or SharedLabs assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, could, should or may occur in the future are forward-looking statements. Glowpoint’s and SharedLabs’ actual results may differ materially from their expectations, estimates and projections, and consequently you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements regarding Glowpoint’s and SharedLabs’ future performance and the anticipated financial impacts of the business combination, the success of any business development initiatives to be pursued by Glowpoint or SharedLabs, the satisfaction of the closing conditions to the business combination, including the debt and equity financings to be pursued by SharedLabs, and the timing or success of the completion of the business combination. The forward-looking statements in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve significant factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. Most of these factors are outside of the control of Glowpoint or SharedLabs and are difficult to predict, and include, among other things, (1) the occurrence of any event, change or other circumstances that could cause the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Glowpoint or SharedLabs following this announcement and the pursuit of the business combination contemplated by the Merger Agreement; (3) the inability to complete the business combination, including due to failure to obtain approval of the shareholders of Glowpoint or SharedLabs or failure to satisfy any other conditions to closing included in the Merger Agreement; (4) risks related to SharedLabs’ equity and debt financing conditions to closing; (5) the risk that the pursuit or execution of the business combination will disrupt current plans and operations as a result of the announcement and consummation of the business combination; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the negotiation and consummation of the business combination; (8) risks related to the disruption of the transaction to the parties and their management; (9) the effect of the announcement of the Merger Agreement on the parties’ ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; and (10) other risks and uncertainties identified in Glowpoint’s and SharedLabs’ filings with the SEC, including in Glowpoint’s Annual Report on Form 10-K for the year ending December 31, 2017 and in other filings made by Glowpoint with the SEC from time to time, including Glowpoint’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018, and including in SharedLabs’ Form S-1 Registration Statement filed May 15, 2018 (File No. 333-224954) (including all amendments thereto) and in other filings made by SharedLabs with the SEC from time to time. The foregoing list of factors is not exclusive. Glowpoint and SharedLabs caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Any of these factors could cause Glowpoint’s and SharedLabs’ actual results and plans to differ materially from those in the forward-looking statements. Therefore, Glowpoint and SharedLabs can give no assurance that their future results will be as estimated. Glowpoint and SharedLabs do not intend to, and disclaim any obligation to, correct, update or revise any information contained herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based, other than as required by applicable law.

INVESTOR CONTACT: Investor Relations Glowpoint, Inc.	INVESTOR CONTACT: Investor Relations SharedLABS, Inc.
investorrelations@glowpoint.com	investorrelations@sharedlabs.com
1 303-640-3840	1 904-625-2372
www.glowpoint.com	www.sharedlabs.com